Exhibit 4.11.2

[***] Certain identified information in this Amendment 1 to Master Purchase Agreement has been excluded because it is both (i) not material, and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT 1 TO MASTER PURCHASE AGREEMENT

Komit Digital Ltd. (“Supplier”) and Amazon Corporate LLC and its affiliates (“Amazon”) entered into a Master Purchase Agreement effective May 1. 2016 (as modified, supplemented or amended, the “Agreement”). Supplier and Amazon now enter into this Amendment to the Agreement (the “Amendment”), effective as of March 1. 2017. This Amendment is made a part of the Agreement. All capitalized terms not defined in this Amendment have the meanings set forth in the Agreement.

The parties agree as follows:

1.	The “Printers” Section of Schedule 1 (Pricing) of the Agreement is replaced in its entirety with the following:

Printers

Purchase Price

Over any [***] period starting on May 1.2016 or its anniversary (each, a “Printer Measurement Period”). Purchaser must purchase printers from Supplier for:

Number of Printers Ordered by Purchaser during Applicable Printer Measurement Period	Cost per AV-1000 printer	Cost per AV-1000 R-Series printer
[***]	[***]	[***]
[***]	[***]	[***]

Rebate Terms

Upon Purchaser’s placement of an order which would result in [***] printers having been invoiced or ordered for immediate shipment within a Printer Measurement Period, a rebate equal to [***] of the total cost of the [***] printers (the “Printer Volume Rebate”) will be applied to the order. If the total amount of the order is less than the Printer Volume Rebate, then Supplier will credit any remainder of the Printer Volume Rebate against any Purchaser accounts receivable outstanding at the time of the order. If after such credit is applied any portion of the Printer Volume Rebate remains, Supplier will remit payment of such remainder to Amazon within 30 days of the applicable order.

Shipping

[***]. Shipping costs to Purchaser-designated locations in the United States shall not exceed (“Max Printer Shipping Charge”):

■     Via Sea Freight – [***] per printer Product unit

■     Via Air Freight - [***] per printer Product unit

■

The Max Printer Shipping Charge for shipping to locations outside of the United States will be agreed upon by the parties prior to shipment.

The parties will discuss the Max Printer Shipping Charge at least once a year and may adjust the Max Printer Shipping Charge by mutual written agreement. The Max Printer Shipping Charge may be exceeded only if agreed to by [***] prior to shipment.

2.	The provisions of this Amendment will control over any inconsistent provision of the Agreement. The Agreement will remain in full force and effect.

3.	This Amendment may be executed by facsimile or electronic scan and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By signature below, the duly authorized representatives of the parties agree to the terms and conditions of this Amendment.

SUPPLIER:		AMAZON:

Kornit Digital, Ltd.		Amazon Corporate LLC

By:	/s/ Guy Avidan	By:	/s/ Young Lee
Name:	Guy Avidan	Name:	Young Lee
Title:	CFO	Title:	VP, Business Development
Date Signed: March 27, 2017		Date Signed: April 6, 2017

By:	/s/ Gabi Seligsohn
Name:	Gabi Seligsohn
Title:	CEO
Date Signed: April 6, 2017

AMAZON CONFIDENTIAL